Thor Announces Financial Results for Second Quarter and Six Months, Strong Backlog

ELKHART, Ind., March 6, 2014 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO) today announced financial results for the second quarter and six months ended January 31, 2014. Highlights of the Company's financial results follow:

  Sales from continuing operations for the second quarter of fiscal 2014 were $635.3 million, down slightly from $636.6 million in the second quarter last year, due in large part to severe winter weather which adversely affected operations during the quarter.
  Gross profit margins improved to 11.1% in the second quarter compared to 10.6% in the prior year period.
  Net income from continuing operations for the second quarter was $17.2 million, down 9% from $19.0 million in the prior-year second quarter.  Including the discontinued operations of Thor's Bus business, net income for the second quarter was $16.2 million, down 19% from $19.9 million in the second quarter of fiscal 2013.
  Diluted earnings per share (EPS) from continuing operations for the second quarter was $0.32, down 11% from $0.36 in the second quarter last year.  Including the discontinued operations of Thor's Bus business, diluted EPS for the second quarter was $0.30, down 19% from $0.37 in the second quarter of fiscal 2013.
  Sales from continuing operations for the six months ended January 31, 2014 were $1.44 billion, up 3% from $1.40 billion in the prior year.
  Net income from continuing operations for the six months ended January 31, 2014 was $53.6 million, up 12% compared to $47.8 million in the first six months of fiscal 2013.  Including discontinued operations, net income for the six months was $57.3 million, up 13% from $50.9 million in the first six months of the prior year.
  Diluted EPS from continuing operations for the six months ended January 31, 2014 was $1.01, up 12% from $0.90 in the first six months of the prior year. Including discontinued operations, diluted EPS for the six months was $1.07, up 11% from $0.96 in the first six months of fiscal 2013.

"Despite the impact of the severe winter weather on our results in the quarter, we remain optimistic about our markets, our long-term strategic goals and our expectations for a year of continued growth in fiscal 2014," said Bob Martin, Thor President and CEO. "As we work through our backlog in both towables and motorized we expect to make up for the second quarter weather delays throughout the remainder of our fiscal year. We are making considerable progress in establishing an appropriate footprint to meet the growing demand for our products, including the recently announced addition of another prime production facility to support our motorized growth. Given the success of early retail shows and the strength of our dealer base, our expanded production infrastructure will be helpful as we work to meet peak seasonal demand over the next two quarters," he added.

Second Quarter Segment Highlights:

  Towable RV sales were $472.5 million for the second quarter, down 10% from $522.8 million in the prior year period. Towable RV income before tax was $18.9 million, down 21% from $24.1 million in the second quarter last year, primarily as a result of the decrease in sales.
  Motorized RV sales were $162.8 million for the second quarter, up 43% from $113.8 million in the prior year second quarter. Motorized RV income before tax was $11.2 million, up 63% from $6.9 million last year, which was driven primarily by increased sales volumes.
  Consolidated backlog on January 31, 2014 was $845.2 million, up 37% from $616.6 million at the end of the second quarter last year.  Towable RV backlog increased 34% to $501.9 million, compared to $375.4 million at the end of the second quarter of fiscal 2013.  Motorized RV backlog increased 42% to $343.3 million from $241.2 million a year earlier.

"Although second quarter sales were somewhat lower than a year ago, Thor's gross margins expanded during the quarter even in the face of the disruption associated with the harsh winter weather, reflecting our ongoing efforts to improve profitability," said Peter B. Orthwein, Thor Executive Chairman. "We remain committed to driving our top-line growth while balancing the need to control costs and improve operating efficiency as keys to our success. With strong demographics supporting growth in our markets, innovative new products to meet consumer demand, enhanced infrastructure to drive production and a robust dealer base, we are optimistic about our prospects for the remainder of the fiscal year."

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, restrictive lending practices, recent management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus businesses, asset impairment charges, cost structure improvements, competition, general economic, market and political conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2013 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended January 31, 2014. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME FOR THE 3 AND 6 MONTHS ENDED JANUARY 31, 2014 and 2013
($000's except share and per share data) (unaudited)

	3 MONTHS ENDED JANUARY 31, (unaudited)				6 MONTHS ENDED JANUARY 31,
	2014	% Net Sales (1)	2013	% Net Sales (1)	2014	% Net Sales (1)	2013	% Net Sales (1)

Net sales	$ 635,330		$ 636,605		$1,435,293		$1,398,029

Gross profit	$ 70,327	11.1%	$ 67,518	10.6%	$ 175,510	12.2%	$ 159,821	11.4%

Selling, general and administrative expenses	43,766	6.9%	41,634	6.5%	92,107	6.4%	88,336	6.3%

Impairment charges	-	0.0%	-	0.0%	710	0.0%	-	0.0%

Amortization of intangible assets	3,226	0.5%	2,623	0.4%	6,064	0.4%	5,257	0.4%

Interest income, net	389	0.1%	731	0.1%	894	0.1%	1,504	0.1%

Other income, net	178	0.0%	466	0.1%	820	0.1%	894	0.1%

Income from continuing operations before income taxes	23,902	3.8%	24,458	3.8%	78,343	5.5%	68,626	4.9%

Income taxes	6,684	1.1%	5,439	0.9%	24,731	1.7%	20,858	1.5%

Net income from continuing operations	17,218	2.7%	19,019	3.0%	53,612	3.7%	47,768	3.4%

Income (loss) from discontinued operations, net of income taxes	(1,026)	-0.2%	877	0.1%	3,688	0.3%	3,116	0.2%

Net income	$ 16,192	2.5%	$ 19,896	3.1%	$ 57,300	4.0%	$ 50,884	3.6%

Earnings per common share from continuing operations
Basic	$ 0.32		$ 0.36		$ 1.01		$ 0.90
Diluted	$ 0.32		$ 0.36		$ 1.01		$ 0.90

Earnings per common share
Basic	$ 0.30		$ 0.38		$ 1.08		$ 0.96
Diluted	$ 0.30		$ 0.37		$ 1.07		$ 0.96

Weighted avg. common shares outstanding-basic	53,289,626		53,002,106		53,247,315		52,965,286
Weighted avg. common shares outstanding-diluted	53,353,027		53,116,389		53,326,251		53,075,985

SUMMARY BALANCE SHEETS - JANUARY 31, ($000) (unaudited)

	2014	2013			2014	2013
Cash and equivalents	$ 204,860	$ 108,140	Current liabilities		$ 300,028	$ 324,321
Accounts receivable	226,979	250,315	Long-term liabilities		71,153	80,761
Inventories	221,936	235,116	Stockholders' equity		877,416	803,912
Deferred income tax and other	66,849	63,961
Total current assets	720,624	657,532
Property, plant & equipment, net	150,124	167,991
Goodwill	253,876	250,472
Amortizable intangible assets	107,069	111,665
Other assets	16,904	21,334
Total	$1,248,597	$1,208,994			$1,248,597	$1,208,994

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com